Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends.
Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations: bajenski@cooperindustries.com, (713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	6/30/05	7/31/05	8/31/05	9/30/05	10/31/05	11/30/05
Cooper Industries	7%	6-8%	5-7%	6%	6-8%	7-9%
Electrical Products	9%	7-9%	5-7%	8%	8-10%	9-11%
Tools & Hardware	(1)%	0-2%	2-4%	(3)%	(2)-0%	(5)-(3)%

Observations on recent sales trends for the three months ended November 30, 2005.

Cooper Industries
Sales for the three months ended November 30, 2005 increased 7-9% compared with the same three months last year. Foreign currency translation had little impact on reported revenues.

Electrical Products
Sales for the three months ended November 30, 2005 increased 9-11% compared with the prior year.

•	Utility spending for distribution system upgrade and protection equipment remained strong.

•	North American industrial activity continued to expand, driving growth in sales of products for industrial plants and for maintenance and refurbishment needs.

•	Commercial and residential construction markets continued to grow, while the pace of non-residential project construction remained slow.

•	Sales growth through the retail channels continued at a moderate pace.

•	European industrial and commercial product sales continue to grow, in part driven by export demand.

•	Repair and replacement needs in the hurricane-damaged U.S. Gulf Coast continue to contribute to demand.

Tools and Hardware
Sales for the three months ended November 30, 2005 declined 3-5% compared with the prior year.

•	North American retail demand for hand tools remains solid.

•	Solid industrial demand for hand tools was more than offset by weak demand for power tools and assembly equipment in aerospace and automotive markets.

Note: Includes impacts of acquisitions and divestitures, when applicable.